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                                                                    EXHIBIT 3.2

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 03/20/96
                                                         960079591 - 2290403

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MRV COMMUNICATIONS, INC.

        MRV Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follow:

        FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Section 4 of the Certificate of Incorporation in its present form and substituting therefor new first and second paragraphs of Section 4 in the following form:

        A. This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of this corporation is authorized to issue is Twenty One Million (21,000,000) shares of capital stock.

        B. Of such authorized shares, Twenty Million (20,000,000) shares shall be designated "Common Stock" and have a par value of $.0067 per share. One Million (1,000,000) shares shall be designated "Preferred Stock" and have a par value of $0.01 per share. Upon the filing of this Certificate of Amendment of the Certificate of Incorporation, each two shares of Common Stock of the corporation outstanding immediately prior to such filing shall be reconstituted as and converted into three shares of Common Stock.

        SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the DGCL.

        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Noam Lotan, its President and Chief Executive Officer, and attested by Shlomo Margalit, its Secretary, this 10th day of March, 1996.

                                MRV COMMUNICATIONS, INC.


                                By:  /s/ NOAM LOTAN
                                    ---------------------------
                                    Noam Lotan
                                    President and Chief Executive Officer

ATTEST:

/s/ SHLOMO MARGALIT
-----------------------------
Shlomo Margalit
Secretary